EXCLUSIVE DISTRIBUTION AGREEMENT

         This Exclusive Distribution Agreement ("Agreement") is entered into as of the 18th day of May, 1999 between RICHARD WAGNER doing business as WAGNER MUSIC GROUP, a Michigan State corporation with its principal location at 707 Federal, Saginaw, MI 48607 (hereinafter referred to as "Artist," "Label" or "Supplier") and OPEN DOOR DISTRIBUTION, a Rhode Island Corporation with its principal place of business at 10 Dorrance Street, Providence, Rhode Island, 002903 (hereinafter referred to as "Distributor").

         WHEREAS the Supplier is in the business of recording, developing, marketing and supporting certain Products as defined below and the Distributor wishes to manufacture and distribute to the dealers and the re-marketers of these Products and assures the Supplier that it has the facilities, personnel, and technical expertise necessary to do so. The Supplier is willing to grant to the Distributor the exclusive right to manufacture and distribute these Products to such dealers and re-marketers as qualify and as defined below for resale purposes. In consideration of the mutual promises, covenants, and agreements made below, the parties, intending to be legally bound, agree as follows:

1. Definitions

         "End-User." Any person or entity who purchases or licenses the Product(s).

         "Information." The technical or business information, either oral or written, that the Supplier or the Distributor furnishes to the other marked as proprietary or confidential or simply treated as such by the disclosing party. It includes research, development or business activities, including any unannounced Products and services, as well as any information relating to services, developments, services, processes, plans, financial information, customer and Supplier lists, forecasts and projections. Information will also include the terms of this Agreement.

         "Intellectual Property Rights." Any work of authorship, regardless of copyrightability, including copyrights and any moral rights recognized by law; and (3) any other similar rights, in each case on a national and international basis.

         "Products." The audio, digital or any other technical form, now known or later developed, of the musical, theatrical or literary performances developed or owned by the Supplier that are specifically listed in Exhibit "A" attached, along with enhancements, revisions, remixes or modifications made to the Products by the Supplier.

2. Term. This Agreement will begin on the date first written and will terminate Twenty-Four (24) months following the start date, unless sooner or later in accordance with the terms of this Agreement. Certain sections, as indicated below, will survive and remain effective even after the termination or expiration of this Agreement. All other rights and obligations of each party to the other will terminate upon the termination of this Agreement.

3. Exclusive Distributor. The Supplier grants the Distributor an irrevocable exclusive right and license to manufacture and distribute the Products alone or with other Products and to affix its own label in addition to the Supplier's. Except as provided, the Distributor will have sole control over methods of manufacturing, distributing, marketing, pricing, labeling, advertising, and the terms and conditions of any sale, unless otherwise provided for herein.

         3.1 Independent Contractors. The Supplier and the Distributor agree that their relationship is not that of joint venturers, principals or agents, or franchiser and franchisee. Both are independent contractors acting for their own accounts, and neither is authorized to make any commitment or representations, express or implied, on the other's behalf unless authorized to do so by the other in writing.

         3.2 Use of Trademarks and Trade Names. No right, title or interest in or to any trademarks, trade names, professional names, slogans, labels and designs used by either the Supplier or the Distributor, nor the goodwill connected, is conveyed by this Agreement. The Distributor may, in connection with the manufacture, distribution and sale of the Products pursuant to the terms of this Agreement, refer to the Supplier's applicable trade names or trademarks provided that all such references are in conformance with the
Supplier's requirements regarding such use, as such requirements are communicated to the Distributor in writing from time to time by the Supplier.

4. Distribution Rights. In recognition of the investment to be made by the Distributor in connection with its manufacture, marketing and distribution of the Products, the parties agree to the following: The Supplier hereby grants the Distributor the exclusive right to manufacture for the first Twelve (12) months ("Manufacture Period") of this Agreement as needed and distribute the Products in all countries in the world in which it is legal to manufacture and sell the Products, subject to the limitations below and in Section 4.1.

         The Distributor shall distribute the Products to any and all wholesale and retail outlets, key outlets, direct mail, mail order, audiophile or other specialty stores, chains, franchises, one stops, individual stores or any other stores who normally and traditionally sell audio and video products embodying the performances of musical, literary or theatrical talent. These outlets include, without limitation, any "Internet," "On-Line" or new technological sales outlets now known or to be developed in the future. The exclusive distribution rights granted to the Distributor pursuant to this Agreement expire Twenty-Four (24) months (the "Primary Contract Period") from the date first written above. The Supplier controls the exclusive right to extend and renew this Agreement by exercising options ("Option Periods") as defined in this paragraph. The length of each consecutive option shall be for a period of One
(1) year commencing upon the expiration of the Primary Contract Period or the then current Option Period. Each option will be deemed automatically exercised by Supplier unless Supplier delivers notice to Distributor of its intention to terminate. Said notice to terminate shall be delivered to Distributor no later than Thirty (30) days prior to the expiration of the current Primary ?Contract or Option Period. It shall be made in writing and mailed to Distributor by Certified or Registered mail, return receipt requested, in order to be deemed delivered. The Supplier will not sell any products with specifications substantially comparable to those of the Products.

         Notwithstanding anything in the foregoing paragraph, in the event Supplier wishes to exercise its option to terminate this Agreement at the end of the Primary Contract Period or the then current Option Period, and, in consideration of the fact that the Distributor shall be responsible for manufacturing, duplicating and packaging of the Products as needed for the first Twelve (12) months (Manufacture Period) of this Agreement as set forth herein, the then current Primary Contract or Option Period shall be extended until such time as Distributor has recouped any and all expenses, costs or other recoupable amounts as incurred by the Distributor as a result of the sale of Products. Once any and all expenses, costs or other recoupable amounts have been recovered by Distributor, the Supplier shall have the right to exercise its option to terminate this Agreement.

5. Distributor's Responsibilities. The Distributor agrees to manufacture or re-press Product to maintain inventory levels as needed for the first Twelve
(12) months of this Agreement and to distribute the Products to any authorized dealers as defined herein. The Distributor will maintain an inventory of Products and warehousing facilities sufficient to adequately serve the demands of its dealers on a timely basis. The Supplier agrees to provide the Distributor with the necessary Masters, complete artwork, including label copy, liner notes and credits in completed film form, as well as licenses, approvals, consents and permissions necessary to manufacture, duplicate and distribute the Products. Both the Supplier and Distributor agree that at the end of the Manufacture
Period which is Twelve (12) months from the date first written above, all Parties agree to negotiate and decide in good faith whether to extend or terminate the Manufacture Period as described herein.

         5.1 Supplier's Responsibilities. Supplier agrees to supply Distributor with different photographs and biographical material pertaining to the Products as may be needed for promotion, merchandising, in-store display and advertising. If any such material is inaccurate, misleading, obscene or an invasion of anyone's privacy, then Distributor shall have the right, but not the obligation, to correct, edit, delete or revise such information and to eliminate any inaccuracy, or misleading materials. Distributor shall have the right to charge the actual cost or expense of making such changes against any sums due Supplier under this Agreement. Distributor agrees to consult with Supplier before making any of the changes. Distributor's inadvertent failure to consult with Supplier regarding the changes shall not be deemed a breach of this Agreement. Both the Supplier and Distributor agree that at the end of the Manufacture Period which is Twelve (12) months from the date first written above, all Parties agree to negotiate and decide in good faith whether to extend or terminate the Manufacture Period as described herein.

                  5.1.1 Live Performances. The Supplier does hereby agree to perform or to permit the public performance of the Masters by means of radio broadcast, television broadcast or any other method now or hereafter known, including new technologies.

         5.2 Promotion Efforts. The Supplier will be solely responsible for all promoting, publicizing, advertising, marketing, and merchandising efforts necessary to generate airplay and the sale of the Products. Excluding the terms as set forth in Sections 5.2 and 5.3, the Distributor shall, at its sole discretion, advertise, publicize, market and promote the Products in the media of its choice. For each one hundred (100) compact discs, disc lp's singles or tapes that Distributor ships to its dealers for which royalties shall be payable hereunder, Distributor shall have the right to ship its dealers, on a no-charge basis or at a cost which is Fifty (50%) percent or less of Distributor's regular wholesale price five (5) compact discs, ten (10) disc lp's, singles or tapes for which royalties shall not be payable to Supplier. No royalties shall be payable for compact discs, lp discs, singles or tapes used for the purposes of publicity or advertising, for records distributed to radio stations, television stations, motion picture companies, publishers or others, for Products used on transportation facilities or as in-store play samplers, for records sold as cutouts or overstock or for records sold as scrap.

         Notwithstanding anything to the contrary hereinabove set forth, if Distributor changes its overall policy with respect to Products shipped to dealers on a no-charge basis or at a cost which is Fifty (50%) percent or less of Distributor's regular wholesale price on which royalties are not payable, then Distributor shall have the right to change the limitations hereinabove set forth in accordance with such new policy.

         5.3 Participation by Distributor. For Products selling One Thousand (1,000) units and for each increment of One Thousand units sold thereafter, Distributor agrees to hold from its share of royalties and to place in a separate Advertising Escrow Account an amount equal to Fifty ($0.50) cents per unit sold. Said account is to be used for the purpose of advertising and promoting the Product. This expense will be deemed a non-recoupable advance to the Supplier and is meant to promote, expose and market the Products. Further, it is agreed to by Distributor to provide Supplier with a minimum of Ten Thousand Dollars ($10,000) to be used by Supplier to promote, advertise, market and exploit its Product and Roster. This amount is deemed a recoupable advance which will be payable to Supplier in quarterly and equal increments.

                  5.3.1  Participation  by Supplier.  For  Products  selling One
Thousand (1,000) units and for each increment of One Thousand units sold thereafter, Supplier authorizes Distributor to hold from its share of royalties and to place in a separate Advertising Escrow Account an amount equal to Fifty ($0.50) cents per unit sold. Said escrowed amounts to be used for the purpose of advertising and promoting the Product.

                  5.3.2 Use of Advertising Escrow Account. It is the sole discretion of the Supplier to direct the Distributor, in writing, as to whether funds deposited in its Advertising Escrow Account are to be used for advertising space or time solely for the promotion of its Products or as part of cooperative advertising buys in which Supplier is promoted along with other Suppliers or Artists of like or similar style, image and audience appeal. If Supplier agrees to participate in cooperative advertising buys, Distributor agrees to allocate advertising space, type size, placement and all other aspects of the advertising equally among the participant Suppliers.

         5.4 Supplier Packaging. The Distributor will distribute Products with all packaging, warranties, and disclaimers designated by the Supplier and will require all the Dealers to adhere to the terms applicable to such Products.

         5.5 Reports. The Distributor will mail to Supplier no later than Fifteen (15) days after the end of each month during the term of this Agreement including any extensions, renewals or revisions and quarterly for Twenty-four
(24) months after the expiration or termination of this Agreement, a customized report showing the preceding month's current inventory of each Product, the quantity of each Product shipped, the number of returns or refunds on Products, the balance of Supplier's Advertising Escrow Account and other relevant information for the prior month as requested by Supplier.

         5.6 Compliance with Laws. The Distributor will comply with all material applicable present and future federal, state, county, local, and, where necessary, foreign laws, ordinances, and regulations relating to the sale of the Products.

         5.7 Service Support. Subject to the Distributor's customer service policy and in union with the Supplier, the Distributor will provide sales support including, without limitation, returns processing, End-User inquiries, field account maintenance and mutually-approved sales incentives, in the form of "free goods," etc.

6. Payment Terms. Distributor will play to Supplier, on a quarterly basis, Seventy-Five (75%) percent of the wholesale price as set forth in Exhibit "D" of this Agreement after deducting all taxes and duties and Distributor's customary container charges (i.e. the container charges which Distributor customarily charges a majority of the suppliers then under exclusive term distribution agreements with Distributor). With respect to the distribution of Product outside of the United States for which Distributor receives payment or credit, Distributor shall calculate the applicable container charge on the basis of the retail price less all taxes and duties only if the licensee accounting to Distributor for the particular sales concerned has computed the container charge applicable to the Distributor on a basis which is less all taxes and duties; otherwise, Distributor shall calculate the applicable container charge hereunder on the basis of the wholesale list price, inclusive of taxes and duties. At the present time, Distributor's customary container charges are as follows for the following Product: Twelve (12%) percent of the retail list price for compact discs, disc records (other than seven-inch singles released in a standard generic sleeve, for which there is no packaging deduction and other than those listed below); Ten (10%) percent of the retail list price for cassette tapes or digital audio tapes (DATS).

         6.1 Packaging. The Supplier will provide appropriate packaging as requested by the Distributor to permit Products to be shipped directly into the Distributor's system without reopening the boxes or re-handling the finished goods.

         The Distributor may request that the Supplier ship directly to any location designated by the Distributor. The Supplier agrees to comply with these requests at no additional charge (other than transportation charges) provided that the Distributor furnishes the Supplier with shipping instructions at least Five (5) days prior to shipment. The Supplier agrees to supply art, graphics, film, biographical material, press clippings or any other item to be used for promotional or advertising purposes by the Distributor. The Distributor agrees to provide displays, rock dividers or other forms of "in-store" display as required or by its distribution outlets. The Distributor's costs would be recoupable expenses, deductible from Supplier's royalties payable, itemized and included on the Reports as defined in Section 5.4 herein.

         6.2 Warehousing. The Distributor may request that the Supplier ship to its own warehouse or to another warehouse owned by a third party. In this event, the Supplier's shipment will constitute delivery to the Distributor. The Supplier will procure insurance to cover damage or loss to these shipments while in the warehouse awaiting final delivery to the customers as set forth in this Agreement. The Supplier will arrange for final shipment to the dealers designated at the Distributor's instruction.

7. Financial Condition. The Distributor represents and warrants that it is and at all times during the term of this Agreement will remain in good financial condition, solvent and able to pay its bills when due. From time to time, on reasonable notice by the Supplier, an audit of the Books and Records pertaining to this Agreement can be scheduled as long as it is during normal business hours, at Supplier's sole expense, at a place and time designated by Distributor and no more frequently than once in any contractual year of this Agreement. If errors or discrepancies are found, the responsible Party shall reimburse to correct ht error within Thirty (30) business days. Interest will accrue on any delinquent amounts owed to the Supplier at the rate of One (1%) percent per month, or at the maximum permitted by applicable law, whichever is less.

         7.1 Pricing. The Supplier is free to determine its own suggested resale prices for the Products.

8. Risk of Loss. The Distributor assumes the risk of loss and damage of the Products in transit from the Distributor's shipping point to the point of destination as well as once Product is warehoused.

9. Distributor Duties. The Distributor agrees to honor all replacement requests from Dealers to End-Users pursuant to the terms of the End-User Agreement pertaining to the defective units. The Distributor will instruct all the Dealers to submit all replacement requests to the Distributor.

         9.1 Additional Protection. If, within any Six (6) month period, Twenty (20%) percent or more of the Products, while within the warranty period specified in this Agreement, exhibit defects of the same kind and nature, and such defects are the result of faulty design or workmanship or defects in materials arising from any cause for which the Distributor is responsible, then the Distributor agrees to give compensation, or render assistance at the Distributor's sole expense, by delivery of replacement Products found to be defective to the place designated by the Distributor. If the cause of the defects are the responsibility of the Supplier, then the Supplier agrees to give compensation or render assistance to re-record, mix or master the Product to correct the defects. The Distributor will provide the Supplier a written report of all warranty claims at least once every Three (3) months.

         9.2 Indemnification. The Supplier will indemnify the Distributor from any claim brought against the Distributor on Product liability. The Supplier will defend or settle and the Supplier agrees, at its own expense, to defend or settle any claim brought against the Distributor on the issue of Product liability, subject to the limitations in this Agreement. The Supplier agrees to pay, subject to this Agreement, any final judgment entered against the Distributor on such issue in any such suit defended by the Supplier. The Supplier will be relieved of the foregoing obligations unless the Distributor or its Customer notifies the Supplier promptly in writing of such claim and gives the Supplier authority to proceed as contemplated herein, and at the Supplier's expense, gives proper and full information and assistance to settle or defend any such claim. The foregoing provisions of this Section states the entire liability and obligations of the Supplier and the exclusive remedy of the Distributor and its Customers with respect to any alleged Product liability suit related to the Products or any part thereof.

10. Ownership Warranty and Indemnification. The Supplier warrants to the Distributor that the Products are the originals with the Supplier, the Products do not infringe upon any copyright or other proprietary rights of others, the Supplier has full power and authority to grant the rights herein granted to the Distributor and the Supplier has not previously or otherwise granted any other rights in the Products to any third party that conflict with the rights in this Agreement granted to the Distributor.

         The Supplier agrees to defend at its expense and hold the Distributor harmless from any claim against the Distributor resulting from a breach of any of the warranties set forth above and to pay any costs, damages, or expenses (including attorneys' fees) arising from any such claim. The Supplier will have sole control of the defense, all negotiations and settlement. The Distributor will promptly notify the Supplier in writing of any such claim, and, at the Supplier's request and expense, provide the Supplier with all available information to enable the Supplier to defend the same.

         Following notice of a claim or a threatened or actual suit, the Supplier will immediately, at its own expense, procure for the Distributor the right to continue the use of the Products subject to such claim, demand, or, having failed to obtain such right, replace or modify such Products to make them non-infringing, or having failed to replace or modify the Products, refund to the Distributor the purchase price of all unsold Products. If the Distributor elects to replace any of the Products, such replacement will substantially meet the performance and interface specifications of the replaced Products. The warranties stated in this Section will survive the expiration or termination of this Agreement.

11. Termination Events. This Agreement may be terminated by either Party upon the occurrence of any assignment for the benefit of the creditors, or any bankruptcy, reorganization, or other proceeding under any bankruptcy or insolvency law which is initiated by the other Party, or is initiated against it and not dismissed or stayed within Thirty (30) days, a material breach by the other Party of any of the terms of this Agreement, which breach is not remedied by the other Party within Thirty (30) days of the other Party's receipt of notice of such breach or upon the sale or distribution of the Products in violation of the Distributor's exclusive distribution rights as described in
Section 4. The written notice of termination will be given by registered or certified mail, in which event this Agreement will terminate Thirty (30) days from the date of mailing of the notice, providing Distributor is not able to cure said breach during that time.

         11.1 Supplier's Early Termination. This Agreement may be terminated by the Supplier upon receipt of a bona fide offer to Supplier from a major record or distribution company, major being defined by the standards and traditions of the Music Industry (i.e. Sony, Universal, etc.). Notwithstanding anything in the foregoing sentence, the Distributor is hereby granted the right of first refusal providing Distributor be given the opportunity to submit a counter-offer to the Supplier that is of a comparable or more favorable terms. If Supplier accepts
Distributor's counter-offer, then both Parties agree to negotiate the new agreement in good faith.

                  11.1.1 Early Termination. If Supplier declines Distributor's counter-offer and chooses to terminate this Agreement entering into a new recording or distribution agreement, as defined herein, within Twelve (12) months from the date of the early termination, Supplier agrees to pay or cause to be paid directly to the Distributor a sum equal to Two (2%) percent of retail sales on any Product released by Supplier during the term of any new agreement. Distributor will continue to distribute any and all Product distributed under this Agreement to date. Notwithstanding any rates as set forth in Exhibit "D," upon early termination of this Agreement, the following Post Term Royalty rates will apply: Year One--After Early Termination--Fifteen (15%) percent; Year Two--After Early Termination--Ten (10%) percent; Year Three--After Early Termination--Five (5%) percent; and Nothing thereafter. Further, Supplier agrees to abide by all other terms and provisions governing the manufacture, distribution, sale, quality control and End-User services as set forth herein, including, but not limited to, the Supplier's Advertising Escrow Account. The Distributor may, at its discretion, choose to manufacture the distributed Product in order to maintain inventory levels as needed. In the event that Distributor does manufacture Products, all expenses and costs shall be deemed recoupable advances and be deductible from Supplier's share of royalties as set forth herein.

                  11.1.2 Early Termination Buy Out. Notwithstanding anything stated in the above Sections, in the event of Early Termination as set forth in
Section 11.1.1, Supplier may elect to buy out Distributor by way of a flat fee buy out. Said amount to be negotiated at the time of Early Termination, in good faith and agreed upon, in writing by all Parties. In the event of a flat fee buy out, all rights, product, inventory, royalties, future overrides, accrued Advertising Escrow Account, art, masters and other items as set forth herein shall revert back to Supplier.

12. Fulfillment of Obligations. Any termination of this Agreement will not otherwise release either party from its obligation to pay any sum that may be then or thereafter owing to the other party nor operate to discharge any liability incurred by either party prior to any such termination. Except as qualified by the preceding sentences, neither party will, by reason of the termination of this Agreement, be liable to the other for any damages arising out of any such termination.

         12.1 Effect of Termination and Survival. Except in the event of Early Termination, the Distributor shall have the right to continue all display, advertising, and use of all the Supplier names, trademarks, logos, and designations and will use, advertise, or display any such names, logos, trademarks, or designations.

13. Protection of Information. The parties agrees to hold Information in confidence, except as permitted by this Agreement, as it uses to protect its own confidential information. If used in a manner contrary to the terms of this Section, the other party will have the right, to injunctive relief enjoining such attempts, it being agreed that legal remedies are inadequate.

         No press releases or other like publicity or advertising of any nature regarding this Agreement that mentions this Agreement or the other party by name will be released by a party without the prior written agreement of the other party. Without the prior written consent of the Supplier, the Distributor will refrain from copying, reverse engineering, disassembling, de-compiling, translating, or modifying the Products, or granting any other person or entity the right to do so.

         13.1 Notification. The Distributor will promptly notify the Supplier of any claims, or notification that its marketing, licensing, support , or service may or will infringe the Intellectual Property Rights of any other person or entity and any determination or notification that any person or entity is or may be infringing the Intellectual Property Rights of the Supplier. The Distributor will assist the Supplier in the protection and defense of such Intellectual Property Rights.

14. Assignment. Except as set forth herein, neither this Agreement nor any of its rights, in whole or in part, will be assignable or transferable by either party without the express written consent of the other party. This Agreement will be binding upon and take effect for the benefit of the successors and assigns of the parties to this Agreement.

         14.1 Waiver, Amendment, Modification. No waiver, amendment or modification, including those by custom, usage of trade, or course of dealing, of any provision of this Agreement will be effective unless in writing and signed by the party against whom such waiver, amendment or modification is sought to be enforced.

         No waiver by any party of any default in performance by the other party under this Agreement or of any breach or series of breaches by the other party of any of the terms or conditions of this Agreement will constitute a waiver of any subsequent default in performance under this Agreement or any subsequent breach of any terms or conditions of that Agreement. Performance of nay obligation required of a Party under this Agreement may be waived only by a written waiver signed by a duly authorized officer of the other party, that waiver will be effective only with respect to the specific obligation described in that waiver.

         14.2 Force Majeure. Neither Party will be deemed in default of this Agreement to the extent that performance of its obligations, or attempts to cure any breach, are delayed or prevented by reason of circumstance beyond its reasonable control, including, without limitation, fire, natural disaster, earthquake, accident or other acts of God ("Force Majeure"), provided that the Party seeking to delay its performance gives the other written notice of any such Force Majeure within Fifteen (15) days after the discovery of the Force Majeure, and further provided that such Party uses its good faith efforts to cure the Force Majeure. If there is a Force Majeure, the time for performance or cure will be extended for a period equal to the duration of the Force Majeure. This Article will not be applicable to any payment obligations of either Party.

         14.3 Settlement of Disputes. Each Party acknowledges that, if there is any breach including, without limitation, unauthorized use of Confidential Information, the non-breaching Party will suffer injury that cannot be compensated by money and therefore will not have an adequate remedy at law. If either Party institutes an action to enforce the provisions of this Agreement, such Party will be entitled to obtain such injunctive relief or other remedy from a court of competent jurisdiction as may be necessary to prevent or curtail any such breach. These will be in addition to and without prejudice to such other rights as such Party may have in law or in equity.

                  14.3.1 Any dispute or claim arising out of this Agreement, or any aspect of the creation, validity, interpretation, breach, or termination of this Agreement will be submitted to binding arbitration to be held in Providence, Rhode Island before a panel of three arbitrators.

         Either Party may demand arbitration in writing, serving on the other Party a statement of the dispute, controversy, or claim, and the fact relating to it, in reasonable detail, and the arbitrator nominated by that Party. Within thirty (30) days after such demand, the other Party will name its arbitrator, and the two arbitrators named by the Parties will, within ten (10) days, select a third arbitrator. The arbitration will be governed by the Commercial Arbitration Rules of the American Arbitration Association (the "AAA").

         The expenses of arbitration will be borne by the Party against whom the decision is rendered, or apportioned in accordance with the decision of the arbitrators if there is a compromise decision. Judgment upon any award may be entered in any court of competent jurisdiction. All notices from one Party to the other relating to any arbitration under this Agreement will be in writing and will be effective if given in accordance with Section 14.2 below.

         14.4 Proprietary Information. Each Party acknowledges that it may be furnished with or may receive or have access to information or material that relates to past, present or future Products and marketing plans, "Proprietary Information." The Parties agree to preserve the confidentiality of the Proprietary Information, whether disclosed to the other Party before this Agreement is signed or afterward, including the terms of this Agreement. A Party will not disclose or disseminate the Proprietary Information for its own benefit or of any third party.

         The previously stated obligations do not apply to any information that is publicly known, is given to a party by someone else who is not obligated to maintain confidentiality or a party had already developed prior to the day this Agreement is signed, as evidenced by documents. Neither Party will take or cause to be taken any physical forms of Proprietary Information without the other Party's written permission. Within three (3) days after the termination of this Agreement, a Party will return to the other Party all copies of Proprietary Information in tangible form. Despite any other provisions of this Agreement, this Section will survive termination of this Agreement.

         14.5 Cumulative Rights. Any specific right or remedy provide in this Agreement will not be exclusive but will be cumulative upon all other rights and remedies set forth in this section and allowed under applicable law.

         14.6 Governing Law. This Agreement will be governed by the substantive laws of the State of Rhode Island applicable to Agreements made and fully performed in Rhode Island by Rhode Island residents. The Parties acknowledge that this Agreement expresses their entire understanding and agreement, and that there have been no warranties, representations, covenants or understandings made by either Party to the other except such as are expressly set forth in this section. This Agreement may be executed in multiple counterparts, any one of which will be deemed an original, but all of which will constitute one and the same instrument. If any provision of this Agreement is found invalid or unenforceable under judicial decree or decision, the remainder will remain valid and enforceable according to its terms.

         14.7 Notices. All notices required or permitted under this Agreement will be in writing and will be delivered or mailed, certified, return receipt requested, to the respective Parties at the addresses set forth above or at such other address as such Party will specify to the other Party in writing. Any notice required or permitted to be given by the provisions of this Agreement will be conclusively deemed to have been received on the day it is delivered to that Party by U.S. Mail with Acknowledgement of Receipt or by any commercial courier providing equivalent acknowledgment of receipt. Captions and section headings used in this Agreement are for convenience only and are not a part of this Agreement and will not be used in construing it.

         We have carefully reviewed this contract and agree to and accept its terms and conditions. We are executing this Agreement as of the day and year first written above.

SUPPLIER                      DISTRIBUTOR

  /s/                            /s/
------------------------      -------------------------------------
Richard Wagner                David DeBaene, Open Door Music, Inc.
(Title)                       President

                                    EXHIBIT A

                                    Products
                                    --------
         "Bossmen"                                 Dick Wagner

         Frost                                     "This Band Can Rock"

         "Remember The Child"                      (tape) Richard Wagner

         "Creating Love"                           (tape) Richard Wagner

         "Rock History"                            Dick Wagner

         "Matt Besey"                              Matt Besey

         "Brother Love"                            Brother Love

         "Breaking Through"                        Sonic Vibe

         "Church of the Open Bottle"               Church of the Open Bottle

         "River of Grace"                          Christine Smith

         forthcoming:                              Hound Dog Moonshine

                                    EXHIBIT B
                                    ---------


                               Supplier Customers

\
                                    EXHIBIT C

                          Suggested List Price Schedule
                          -----------------------------


Wholesale Price     Suggested Retail    Supplier's Share     Distributor's Share

                                            75.00%                 25.00%
    $4.83                $8.97               $3.62                 $1.21
    $5.29                $9.97               $3.96                 $1.33
    $6.07               $10.97               $4.55                 $1.52
    $6.44               $11.97               $4.83                 $1.61
    $7.18               $12.97               $5.38                 $1.80
    $7.73               $13.97               $5.79                 $1.94
    $8.19               $14.97               $6.14                 $2.05
    $8.83               $15.97               $6.62                 $2.21
    $9.29               $16.97               $6.96                 $2.33
    $10.03              $17.97               $7.52                 $2.51

                                    ADDENDUM
                               PROMOTION ADDENDUM

                       WMG RECORDS W/OPEN DOOR MUSIC INC.

1. Open Door will construct "hot links" connecting Suppliers Web sties with the Distributor's website as well as other key sites.

2. Distributor will construct a special "Dick Wagner Link" which will lead visitors to an area dedicated to Supplier's artists and roster. It will feature a complete and updated listing of past, present and future Supplier projects.

3. On a weekly basis, we will allot one hour of on-air time on Open Door's radio station for your use to be programmed at Supplier's discretion. Said air time shall be used solely to promote Supplier's roster, the time and the production choices to be determined by Supplier. Each program shall be taped and repeated at various times with all repeat scheduling to be approved by Supplier.

4. Distributor will provide additional exposure to Supplier or Supplier's Product, by offering an open invitation to participate in Distributor's Specialty Shows such as its interactive advice/talk show.

5. Supplier will be included in Distributor's Cybercast scheduling.

6. Distributor will include Supplier in its Summer Concert Series which will be held at Water Place Park in Providence, RI. One evening in the five concert series shall be dedicated, all or in part, to Supplier or Supplier's roster of artists.

7. At its discretion, Distributor will include Supplier as part of its weekly advertising display page of Valley Media's weekly sales magazine.

8. In addition to  inventory  management  and  control for  Supplier's  Product,
Distributor  is  willing  to  provide  fulfillment,   inventory  management  and
reporting on any and all merchandising items sold by Supplier.